SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A)
                      OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                  ---------------------------------------------------------

Name: EVEREST SERIES FUNDS TRUST

Address of Principal Business Office (no. & Street, City, State Zip Code):
5711 S. 86th Circle, Omaha, Nebraska 68127

Telephone Number (including area code):  (402) 593-4513

Name and Address of agent for service of process:
VINOD GUPTA
5711 S. 86th Circle, Omaha, Nebraska 68127

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form
N-8A:  YES [X]  No [   ]

                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Omaha and state of Nebraska on the 14th day of August, 2000.

[SEAL]                                   Signature:  EVEREST SERIES FUNDS TRUST
                                                      --------------------------
                                                       (Name of Registrant)


                                         By:/S/ VINOD GUPTA
                                              -----------------
                                         Vinod Gupta, President, Chairperson
                                         of the Board, Treasurer, Secretary
                                         (Name of director, trustee or officer
                                         signing on behalf of Registrant)

Attest:/S/ TOM PFLUG
       ----------------
         Tom Pflug

       ASSISTANT SECRETARY
       --------------------
                  (Title)